Exhibit 5.1

Consent of Independent Auditor

We hereby consent to the incorporation by reference in this Registration Statement on Form F-10 of West Fraser Timber Co. Ltd. of our report dated February 11, 2021 relating to the consolidated financial statements of West Fraser Timber Co. Ltd., which is included as Exhibit 99.3 to the Report on Form 6-K furnished to the Securities and Exchange Commission on February 12, 2021. We also consent to the reference to us under the heading “Interests of Experts” in the Annual Information Form of West Fraser Timber Co. Ltd. which is included as Exhibit 99.1 to the Report on Form 6-K referenced above, which is also incorporated by reference in this Registration Statement on Form F-10.

/s/ PricewaterhouseCoopers LLP

Chartered Professional Accountants

Vancouver, British Columbia, Canada

March 29, 2021